Exhibit 99
For more information:
Lisa Walsh
Director of Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV Declares 2-for-1 Stock Split
     Grand Rapids, MN — July 26, 2005 — ASV, Inc. (Nasdaq: ASVI) announced today that its Board of Directors approved a 2-for-1 stock split. The split will be accomplished in the form of a 100% stock dividend. Shareholders will receive one share of common stock for every share held on the record date of August 10, 2005. The split shares will be issued on August 24, 2005. The company’s last stock split was a 3-for-2 split in May 1998.
     Commenting on the stock split, ASV Chief Executive Officer Gary Lemke said, “ASV has experienced tremendous growth since going public in 1994 and we believe there are significant growth possibilities ahead for ASV. We pioneered the rubber track loader market and have seen that market explode in the last few years which confirms what we have believed since the beginning — rubber tracks are superior to wheels.”
     ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.